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                      [ULTRATECH STEPPER LETTERHEAD]

                ULTRATECH STEPPER COMPLETES ACQUISITION OF
                 THE ASSETS OF INTEGRATED SOLUTIONS, INC.

     SAN JOSE, CA -- June 11, 1998 -- Ultratech Stepper, Inc. (NASDAQ; UTEK) today announced the acquisition of selected assets and certain liabilities of Integrated Solutions, Inc. ("ISI"), has been consummated. ISI was a privately held manufacturer of i-line and deep ultra violet (UV) reduction lithography systems based in Tewksbury, Massachusetts and Austin, Texas. Although specific financial terms were not disclosed, the acquisition was a cash transaction and will be accounted for under the purchase method of accounting.

     "This acquisition is an exceptional example of Ultratech's opportunistic acquisition strategy in a consolidating industry," stated Arthur Zafiropoulo, Chairman and Chief Executive Officer of Ultratech Stepper. "Ultratech has added advanced i-line reduction and deep ultraviolet (DUV) lithography technology, which complements our existing, proprietary 1X stepper and e-beam technologies. We have also added engineering depth in SCALPEL (Scattering-angle limited projection electron-beam lithography) and advanced reticle stage technology. The sum total of the combined technologies is very exciting and positions Ultratech to compete more effectively in our served markets today and in the future."

     Several of ISI's senior management, sales, engineering and manufacturing personnel plan to remain with Ultratech and its subsidiary that purchased the ISI assets. The acquired sales, engineering and manufacturing organizations will continue to operate in the Massachusetts location, while the sales and support offices will be integrated into Ultratech's existing infrastructure worldwide. The administrative and financial organizations will also be integrated into the existing Ultratech organization.

                             -more-
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ULTRATECH STEPPER
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PROFILE

     Founded in 1979, Ultratech Stepper, Inc. designs, manufactures and markets photolithography equipment used worldwide in the fabrication of integrated circuits, micromachining devices, thin film heads for disk drives, and photomasks for the semiconductor industry. The company produces products that substantially reduce the cost of ownership for manufacturers in the electronics industry. The company's home page on the World Wide Web is located at WWW.ULTRATECH.COM.

Certain of the statements contained herein may be considered forward-looking statements that involve risks and uncertainties, such as the acquisition accounting of the acquisition as it relates to goodwill amortization and its impact on the Company's financial statements, the failure to develop and commercialize the ISI products, ability to integrate operations as a result of the acquisition, ability to volume produce new systems and meet customer requirements, dependence on new product introductions and commercial success of any new products, inventory obsolescence, risks associated with introducing new technologies, competition, assumption of contingent and other liabilities of the acquired business, and changes in technologies. Such risks and uncertainties are set forth in the Company's SEC reports including the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998.


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